Exhibit 3.39

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “GREEN TREE SERVERTIS ACQUISITION LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE FOURTEENTH DAY OF MAY, A.D. 2008, AT 6:29 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “GREEN TREE SERVERTIS ACQUISITION LLC”.

4547773 8100H 131368350	Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 0939796 DATE: 12-03-13

You may verify this certificate online

at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 06:34 PM 05/14/2008 FILED 06:29 PM 05/14/2008 SRV 080550162 — 4547773 FILE

CERTIFICATE OF FORMATION

OF

GREEN TREE SERVERTIS ACQUISITION LLC

This Certificate of Formation of GREEN TREE SERVERTIS ACQUISITION LLC (the “LLC”), dated as of the 14th day of May, 2008, is being duly executed and filed by Adanech Getachew as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.)

FIRST. The name of the limited liability company formed hereby is “GREEN TREE SERVERTIS ACQUISITION LLC”.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

THIRD. The name and address of the registered agent of the LLC for service of process on the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Adanech Getachew
Name: Adanech Getachew
Authorized Person